Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Liberty Global plc:

We consent to the incorporation by reference in the registration statements (No. 333-189220, 333-189222, 333-189223, 333-189224, 333-194578, 333-194581, 333-205542, 333-205543, and 333-254168) on Form S-8 of Liberty Global plc of our reports dated February 17, 2022, with respect to the consolidated balance sheets of Liberty Global plc as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes and financial statement schedules I and II, and the effectiveness of internal control over financial reporting as of December 31, 2021, which reports appear in the December 31, 2021 annual report on Form 10‑K of Liberty Global plc.

/s/ KPMG LLP

Denver, Colorado
February 17, 2022